PRESS RELEASE


NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES THE APPOINTMENT
OF WALLY DAHYA TO THE BOARD OF DIRECTORS


Westbury, N.Y., March 1, 2007 - New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced the appointment of Hanif "Wally" Dahya to the Boards of Directors of the Company and its subsidiary banks, New York Community Bank and New York Commercial Bank, effective March 2, 2007. With the appointment of Mr. Dahya, the Boards of Directors have been restored to their full complement.

Mr. Dahya, 52, is the Chief Executive Officer of The Y Company LLC, a private investment firm that focuses on emerging-market companies in the information, communications, retail, financial, and entertainment industries. An investment banker with 14 years of experience on Wall Street, Mr. Dahya began his career with E.F. Hutton and Co. Inc., and later served as Managing Director at L.F. Rothschild and Co. Inc. He subsequently joined UBS Securities, where he was a Managing Director and a member of the Fixed Income Management Committee, and was later a Partner with Sandler O'Neill & Partners LLC, before establishing his own financial advisory firm in 1997.

A graduate of Harvard Business School, Mr. Dahya previously served as a director of Haven Bancorp, Inc., which was acquired by the Company in November 2000.

Commenting on Mr. Dahya's appointment, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "We are very pleased to welcome Wally Dahya to the Board of Directors. With his extensive knowledge of our industry and the capital markets, he not only will serve us well as a director, but also as a member of the Investment Committees of the Company and the Banks."

New York Community Bancorp, Inc. is the $28.5 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. A New York State-chartered commercial bank, New York Commercial Bank has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.


Contact:

New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
First Senior Vice President &
Director, Investor Relations